EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference into the amended Registration Statement No. 333-12255 on form S-3/A or our report dated February 9, 1998, except for Note 24, as to which the date is February 23, 1998, included in Form 10-K/A filed March 27, 1998, of Sinclair Broadcast Group, Inc. and of our report dated February 17, 1998, included in Form 8-K/A filed April 8, 1998, of Heritage Media Services, Inc. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1997, or performed any audit procedures subsequent to the date of our report.

                                                       /s/   Arthur Andersen LLP

Baltimore, Maryland
April 27, 1998